Exhibit 5.1

200 EAST PEACH STREET (71730) POST OFFICE BOX 7000 EL DORADO, ARKANSAS 71731-7000

WALTER K. COMPTON SENIOR VICE PRESIDENT & GENERAL COUNSEL	DIRECT DIAL (870) 864-6555 LAW DEPT. FAX (870) 864-6221 WALTER_COMPTON@MURPHYOILCORP.COM

December 5, 2013

Murphy Oil Corporation
200 Peach Street
P.O. Box 7000
El Dorado, Arkansas  71731-7000

Re: Murphy Oil Corporation 2013 Stock Plan for Non-Employee Directors

Dear Sirs:

As Senior Vice President and General Counsel of Murphy Oil Corporation, (the “Company”), I advise you as follows in connection with the filing by the Company of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 553,500 shares of Common Stock, $1.00 par value per share, (“Common Stock”) issuable pursuant to the Murphy Oil Corporation 2013 Stock Plan for Non-Employee Directors (the “Plan”).

As Senior Vice President and General Counsel for the Company, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely, /s/ Walter K. Compton
Walter K. Compton Senior Vice President and General Counsel